                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                          VOICE CONTROL SYSTEMS, INC.
                                       AT

                              $4.00 NET PER SHARE
                                       BY

                            VULCAN MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                 PHILIPS ELECTRONICS NORTH AMERICA CORPORATION
                   AND AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.
                          (ROYAL PHILIPS ELECTRONICS)
--------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
            ON FRIDAY, JUNE 11, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 HEREIN) AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF VOICE CONTROL SYSTEMS, INC. (THE "COMPANY") ON A FULLY DILUTED BASIS, AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 11.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT (AS DEFINED IN THE INTRODUCTION HERETO) AND DECLARED ITS ADVISABILITY, APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to Citibank, N.A., Depositary for the Offer (the "Depositary") (2) follow the procedure for book-entry tender of Shares set forth in Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to D.F. King & Co., Inc., Information Agent for the Offer (the "Information Agent"), at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

May 14, 1999

                               TABLE OF CONTENTS

SECTION                                                         PAGE
-------                                                         ----
INTRODUCTION................................................      1

THE TENDER OFFER............................................      2
   1.  Terms of the Offer...................................      2
   2.  Acceptance for Payment and Payment for Shares........      3
   3.  Procedure for Tendering Shares.......................      4
   4.  Rights of Withdrawal.................................      6
   5.  Certain United States Federal Income Tax Consequences
     of the Offer...........................................      7
   6.  Price Range of Shares; Dividends.....................      8
   7.  Effect of the Offer on the Market for the Shares;
  Stock Quotation, Margin
          Regulations and Exchange Act Registration.........      8
   8.  Certain Information Concerning the Company...........      9
   9.  Certain Information Concerning the Purchaser and
     Parent.................................................     11
  10.  Background of the Offer; Contacts with the Company;
     Employment Agreements..................................     13
  11.  Certain Conditions of the Offer......................     16
  12.  Purpose of the Offer; Plans for the Company; the
     Merger.................................................     18
  13.  Source and Amount of Funds...........................     24
  14.  Dividends and Distributions..........................     24
  15.  Certain Legal Matters................................     25
  16.  Fees and Expenses....................................     27
  17.  Miscellaneous........................................     28

SCHEDULE A
  Information Concerning the Directors and Executive
     Officers of:
    Koninklijke Philips Electronics N.V., Philips Holding
    USA Inc., Philips Electronics North America Corporation
    and Vulcan Merger Sub, Inc..............................    A-1

TO THE HOLDERS OF SHARES OF
VOICE CONTROL SYSTEMS, INC.:

                                  INTRODUCTION

     Vulcan Merger Sub, Inc., a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of Philips Electronics North America Corporation, a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of Koninklijke Philips Electronics N.V., a company incorporated under the laws of The Netherlands ("Royal Philips"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Voice Control Systems, Inc., a Delaware corporation (the "Company"), at $4.00 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of the Depositary and the Information Agent.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND (2) ANY WAITING PERIOD UNDER THE HSR ACT AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 11.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND DECLARED ITS ADVISABILITY, APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH.

     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 9, 1999, by and among the Company, Parent and the Purchaser, pursuant to which, after completion of the Offer, the Purchaser will be merged with and into the Company or, at the option of Parent, the Company will be merged with and into the Purchaser (either such merger, the "Merger") and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or any other subsidiary of Parent (collectively, the "Parent Companies") or Shares held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the Delaware General Corporate Law (the "DGCL")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11 (the "Offer Conditions") and if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 11, 1999, unless and until the Purchaser shall, subject to the terms of the Merger Agreement, have extended the period for which the Offer is open. In such a case, the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned on, among other things, there being validly tendered and not withdrawn at least a majority of the outstanding Shares. ACCORDING TO THE COMPANY, AS OF MAY 9, 1999 THERE WERE 13,742,639 SHARES OUTSTANDING, 2,212,473 SHARES SUBJECT TO ISSUANCE UPON EXERCISE OF OUTSTANDING STOCK OPTIONS PURSUANT TO THE COMPANY'S STOCK OPTION AND INCENTIVE PLANS AND 977,075 SHARES SUBJECT TO ISSUANCE UPON EXERCISE OF CERTAIN OUTSTANDING WARRANTS TO PURCHASE SHARES. Based on the foregoing, the Purchaser believes that if all of the Shares subject to issuance as set forth above are considered to be outstanding on a fully diluted basis on the Expiration Date, this condition would be satisfied if at least 8,466,094 Shares are validly tendered and not withdrawn prior to the Expiration Date.

     The Purchaser may, without the consent of the Company, (i) extend the Offer, if on the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for a period of up to 30 business days after all of the Offer Conditions have been satisfied or waived if it reasonably determines such extension is appropriate in order to enable it to purchase at least 90% of the outstanding Shares in the Offer and
(iii) extend the Offer for any period required by any regulation, rule, interpretation or position of the Securities and Exchange Commission (the "SEC") applicable to the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and promptly pay for all Shares so accepted for payment. The Purchaser's right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. The Purchaser is not required to extend the Offer.

     Subject to the applicable rules and regulations of the SEC, applicable law and the Merger Agreement, the Purchaser may, without the consent of the Company, terminate the Offer and not accept for payment any Shares if any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14(e)-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement. If it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as soon as practicable after the Expiration Date. In addition, subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law including the HSR Act. Parent intends to file a Notification and Report Form under the HSR Act on May 18, 1999 and, accordingly, unless earlier terminated or extended by a request for additional information, the waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York City time, on June 2, 1999. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer. However, any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

  Valid Tender

     To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  Book-Entry Delivery

     The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery

     A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

      (i) such tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Other Requirements

     Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Tender Constitutes an Agreement

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment

     By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 14, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, the Purchaser must be able to exercise full voting rights with respect to such Shares immediately upon the Purchaser's payment for such Shares.

  Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

4.  RIGHTS OF WITHDRAWAL

     Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 13, 1999.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's Procedures. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, then for any reason, without prejudice to the Purchaser's rights under this Offer, the Depositary may, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

  General

     Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder's holding period in such Shares for U.S. federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20%. In addition, a stockholder's ability to use capital losses to offset ordinary income is limited.

  Backup Withholding

     In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder surrendering Shares in the Offer or the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 included as part of the Letter of Transmittal and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding tax of 31%. All stockholders surrendering Shares pursuant to the Offer or the Merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign the main signature form and Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM, IN THEIR PARTICULAR CIRCUMSTANCES, OF THE

OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are traded on the Nasdaq Stock Market's National Market under the symbol "VCSI." The following table sets forth, for the calendar quarters indicated, the high and low per share sales prices for the Shares on the Nasdaq National Market:

                                                               SALES PRICE
                                                              --------------
CALENDAR YEAR                                                 HIGH      LOW
-------------                                                 -----    -----
1997:
  First Quarter.............................................  $9.00    $5.50
  Second Quarter............................................   5.88     4.38
  Third Quarter.............................................   5.94     3.63
  Fourth Quarter............................................   4.22     2.50
1998:
  First Quarter.............................................   7.50     2.25
  Second Quarter............................................   7.53     3.09
  Third Quarter.............................................   3.31     1.56
  Fourth Quarter............................................   3.00     1.50
1999:
  First Quarter.............................................   5.00     1.75
  Second Quarter (through May 13, 1999).....................   3.91     2.88

     On May 7, 1999, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price for the Shares on the Nasdaq National Market was $3.1875 per Share. On May 13, 1999 the last full trading day prior to commencement of the Offer, the reported closing price for the Shares on the Nasdaq National Market was $3.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Purchaser has been advised by the Company that the Company did not pay dividends on its Shares during the years ended December 31, 1997 or 1998 and has not paid any dividends in 1999. The Merger Agreement prohibits the Company from declaring or paying any dividends without the consent of Parent.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION

  Market for Shares

     The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of stockholders, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation

     The Shares are traded on the Nasdaq National Market. According to published guidelines of the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held was less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or
(ii) the number of Shares publicly held was less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $15,000,000, and either (x) the Company's market capitalization was less than

$50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years did not exceed $50,000,000 and there were fewer than four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the outstanding Shares are not considered as being publicly held for this purpose. According to the Company's 1998 Annual Report on Form 10-KSB, there were 1,838 holders of record of Shares as of March 17, 1999.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through NASDAQ or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Exchange Act Registration

     The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

  Margin Regulations

     The Share are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

  General

     The Company is a Delaware corporation with its principal executive offices located at 14140 Midway Road, Suite 100, Dallas, Texas 75244.

     The Company is a leading supplier of speech recognition and related speech input technologies. It offers a selection of speech recognition and speaker verification products and vocabulary libraries. These products employ a proprietary phonetic approach to speech recognition developed by the Company over the past 20 years. The Company has distributed more than 2.5 million speech recognizers in 30 countries. The Company markets its technologies to systems integrators and original equipment manufacturers (OEMs) in the telecommunications, desktop computing and consumer electronics markets. The Company's technology has been used in many applications worldwide, including telephone network automation, telephone banking, government services, network-based cellular telephone voice dialing and automotive-based cellular voice dialing.

  Financial Information

     Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years for the period ended December 31, 1998 as contained in the Company's 1997 Annual Report on Form 10-KSB for the year ended December 31, 1997 and its 1998 Annual Report on Form 10-KSB for the year ended December 31, 1998 and for the three months ended March 31, 1998 and March 31, 1999 as contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and NASDAQ in the manner set forth below.

                          VOICE CONTROL SYSTEMS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                         THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                    MARCH 31,
                           ----------------------------------------   -------------------------
                              1996          1997           1998          1998          1999
                           -----------   -----------   ------------   -----------   -----------
INCOME STATEMENT DATA:
Sales....................  $13,577,420   $14,429,867   $ 14,225,691   $ 3,772,067   $ 2,768,043
Gross profit.............   10,855,486    11,208,238     11,522,009     3,039,730     2,489,952
Net loss.................   (2,794,573)     (439,258)   (16,216,791)     (456,303)   (1,286,161)
Basic and diluted net
  loss per share.........        (0.34)        (0.04)         (1.25)         (.04)         (.09)

                                        AT DECEMBER 31,                     AT MARCH 31,
                            ---------------------------------------   -------------------------
                               1996          1997          1998          1998          1999
                            -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Total assets..............  $19,804,470   $19,033,515   $11,827,578   $18,507,825   $10,735,116
Working capital...........   14,683,595    15,648,857     7,156,841    15,099,481     6,265,048
Long-term debt............           --            --        18,283            --        18,283
Stockholders' equity......   16,203,210    17,327,602    10,089,763    16,764,926     8,952,520

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Purchaser and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, the Purchaser and the Information Agent do not take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser or the Information Agent.

     During the course of the due diligence conducted by Royal Philips and Parent of the Company in April 1999 and the negotiations between Royal Philips and Parent and the Company, the Company made available to representatives of Royal Philips and Parent certain non-public information regarding the Company's projected operating performance and financial position for the twelve months ended December 31, 1999. Specifically, the Company projected total sales for 1999 of $19.6 million, a 37.9% increase from 1998 sales, gross profit of $17.9 million, a 55.7% increase from 1998 gross profit, and a net loss for 1999 of $916,000 compared to a net loss of $16.2 million for 1998. The projections further indicated that stockholders' equity would be approximately $9.3 million at December 31, 1999, an approximate 7.7% decrease from the level at December 31, 1998.

     The Company has advised the Purchaser that it does not as a matter of course make public any projections as to future performance or earnings and the foregoing projections are included in this Offer to Purchase only because this information was provided to Royal Philips and Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections were based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results can be realized or that actual results will not be materially higher or lower than those projected. None of the Company, Royal Philips, Parent or the Purchaser or their respective advisors assumes any responsibility for the accuracy of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, Royal Philips, Parent, the Purchaser or any other person who received such information considers it an accurate prediction of future events. Neither the Company, Royal Philips, Parent nor the Purchaser intends to update, revise or correct such projections if they become inaccurate.

  Available Information

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically through the SEC's website at http://www.sec.gov.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

  General

     The Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. To date it has engaged in no activities other than those incident to its formation and the commencement of the Offer. The principal offices of the Purchaser are located at 1251 Avenue of the Americas, New York, New York 10020.

     Parent is a Delaware corporation, a wholly owned subsidiary of Philips Holding USA Inc. ("Philips Holding") and an indirect wholly-owned subsidiary of Royal Philips. Parent's activities vary from integrated manufacturing and marketing entities to marketing organizations that sell products imported from Royal Philips and its affiliates or third parties. Based upon sales, Parent's largest businesses are consumer electronics, lighting, semiconductors and components. Parent's principal offices are located at 1251 Avenue of the Americas, New York, New York 10020.

     Philips Holding is a Delaware corporation and a wholly owned subsidiary of Royal Philips. Philips Holding does not engage in any activities other than those incident to its role as a holding company of Royal Philips. Philips Holding's principal offices are located at 1251 Avenue of the Americas, New York, New York 10020.

     Royal Philips is a company incorporated under the laws of The Netherlands and is the parent company of the Philips Group. The activities of the Philips Group are organized into product divisions which are responsible for Royal Philips' worldwide business policy. Royal Philips has manufacturing and sales organizations in over 60 countries. Royal Philips delivers products, systems and services in the fields of lighting, consumer electronics and communications, domestic appliances and personal care, components, semiconductors, medical systems, business electronics and information technology. Royal Philips' principal executive offices are located at Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, The Netherlands.

  Financial Information

     Set forth below is certain summary consolidated financial information of Royal Philips derived from its Annual Report on Form 20-F for the year ended December 31, 1998. The complete set of financial statements of Royal Philips for the year ended December 31, 1998 as well as the notes thereto and additional comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the Royal Philips Form 20-F for the year ended December 31, 1998 and other documents filed by Royal Philips with the SEC. The summary set forth below is qualified in its entirety by reference to the Philips Form 20-F and such other documents and all of the financial information and notes contained therein. Copies of such other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth in Section 8 above.

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION(1)

                                                              YEAR ENDED DECEMBER 31,
                                                       -------------------------------------
                                                        1996      1997      1998     1998(2)
                                                        NLG       NLG       NLG        US$
                                                       ------    ------    ------    -------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
(Dutch GAAP)
  Sales..............................................  59,707    65,358    67,122    35,514
  Income from continuing operations..................     278     2,712     1,192       631
  Net income.........................................    (590)    5,733    13,339     7,058
  Basic net income per common share..................   (1.73)    16.41     37.05     19.60
  Diluted net income per common share................   (1.73)    16.09     36.75     19.44
(U.S. GAAP)
  Net income (loss)..................................    (866)    5,881    13,090     6,926
  Basic net income per common share..................   (2.53)    16.83     36.36     19.24
  Diluted net income per common share................   (2.53)    16.51     36.06     19.08
BALANCE SHEET DATA:
(Dutch GAAP)
  Total assets.......................................  48,278    51,394    62,041    32,826
  Working capital....................................     788     3,471     1,785       944
  Long-term debt.....................................   7,512     7,072     6,140     3,249
  Other group equity.................................     616     1,232       533       282
  Stockholders' equity...............................  13,956    19,457    31,292    16,557

                                                              YEAR ENDED DECEMBER 31,
                                                       -------------------------------------
                                                        1996      1997      1998     1998(2)
                                                        NLG       NLG       NLG        US$
                                                       ------    ------    ------    -------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
(U.S. GAAP)
  Total assets.......................................  48,387    51,634    62,289    32,957
  Stockholders' equity...............................  15,003    20,735    32,362    17,123

---------------
(1) Restated to reflect the sale of PolyGram N.V. and to present the Philips Group accounts on a continuing basis for all years presented.

(2) Dutch Guilders (NLG) are translated into U.S. Dollars ($) at a rate of NLG
    1.89 = $1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1998. The presentation of the U.S. Dollar amounts should not be construed as a representation that the Dutch Guilder amounts could be so converted into U.S. Dollars at the rate indicated or at any other rate.

     Royal Philips' financial statements are prepared in accordance with generally accepted accounting principles in The Netherlands ("Dutch GAAP"), which differ in certain significant respects from generally accepted accounting principles in the U.S. ("U.S. GAAP"). Royal Philips, however, believes that the differences between Dutch GAAP and U.S. GAAP are not material to a decision by a holder of Shares whether to sell, tender or hold the Shares.

  Other Information

     The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Royal Philips, Philips Holding, Parent and the Purchaser are set forth in Schedule A to this Offer to Purchase.

     None of the Purchaser, Philips Holding, Parent or Royal Philips, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. In addition, none of the Purchaser, Philips Holding, Parent or Royal Philips, or, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

     None of the Purchaser, Philips Holding, Parent or Royal Philips, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 12, there have been no contacts, negotiations or transactions since January 1, 1996 between Royal Philips, Philips Holding, Parent or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. None of the Purchaser, Parent or Royal Philips, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since January 1, 1996 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; EMPLOYMENT AGREEMENTS

  Background of the Offer and Contacts with the Company

     In August 1998, representatives of Royal Philips and Parent identified the Company as an acquisition target which would assist it in developing its speech recognition technology business. In Septem-ber 1998, Peter Wisgerhof, Treasurer of Philips Business Electronics, a product division of Royal Philips, and other on his behalf, contacted Peter J. Foster, the then Chief Executive Officer of the Company, about the possible benefits and principal objectives of a business combination in which Royal Philips (or one of its affiliates) would acquire the Company. After an introductory meeting on October 16, 1998, the Company and Royal Philips entered into a nondisclosure agreement to govern the exchange of nonpublic information between them.

     In November and December of 1998, Mr. Wisgerhof and Corina Kuiper, Strategy Planning Manager of Philips Business Electronics, and other representatives of Royal Philips and Parent held additional discussions with Mr. Foster and Kim S. Terry, Vice President Finance of the Company, to exchange information regarding potential strategic opportunities between the companies. As a result of these discussions, in early December 1998, Mr. Foster, Ms. Terry and the then newly-appointed Chief Executive Officer of the Company, Ronald H. Larkin, traveled to Aachen, Germany to visit Philips' speech technology research laboratories and to meet with representatives of Philips Electronics' speech processing business unit, Philips Speech Processing.

     Discussions among the parties continued into 1999. In mid-January 1999, the parties agreed that Philips would conduct preliminary due diligence of the Company later that month. On February 10, 1999, Mr. Wisgerhof and Peter Besting, New Business Development Manager for the Philips Speech Processing business unit, met in London with Sir John Lucas-Tooth, member of the board of directors of the Company, to discuss general information about the Company, how the Company would fit into the long-term strategy of Philips Business Electronics, the potential synergies of a transaction and how next to proceed towards an acquisition transaction.

     During March and early April of 1999, representatives of Royal Philips and Parent continued discussions with Sir John Lucas-Tooth, Neal J. Robinson, Chairman of the Board of Directors of the Company, and Mr. John Torkelsen, a member of the board of directors of the Company, regarding a potential acquisition of the Company. In a conversation on April 14, 1999, Mr. Robinson indicated that the Company would be interested in pursuing a transaction with Philips but that any steps would have to be taken quickly. In that conversation, Mr. Robinson and Stephen Havering, Deputy Director of Corporate Mergers and Acquisitions for Royal Philips, agreed that representatives of Royal Philips and Parent would be invited to Dallas, Texas to conduct a one-week due diligence investigation of the Company's business. They further agreed that if Royal Philips and Parent remained interested at the conclusion of the week, Royal Philips and Parent would present an informal proposal containing material terms of an acquisition of the Company by Royal Philips.

     From April 19 to April 23, 1999, representatives of Royal Philips and Parent met with Company representatives in Dallas to conduct a due diligence investigation of the Company. At the conclusion of these meetings on April 23, Mr. Wisgerhof, Mr. Havering, Eric Coutinho, Director of the Corporate Legal Department at Royal Philips, and other internal and external legal advisors met with Mr. Robinson in Williamsburg, Virginia to discuss the terms of a potential transaction. At this meeting, Mr. Havering proposed that Parent would acquire the Company in a cash tender offer at a price of $4.00 per Share.

     Between April 24 and April 28, 1999, Mr. Robinson and Mr. Havering had various discussions regarding the terms of the proposal. On April 28, 1999, Mr. Robinson briefed each of the directors of the Company individually regarding the status of the negotiations.

     On May 3, 1999, Mr. Havering and other representatives of Royal Philips and Parent presented the acquisition proposal to the Board of Management of Royal Philips. During this meeting, the Board of Management approved proceeding with the acquisition of the Company on the terms proposed, subject to the completion of additional due diligence and satisfactory terms and conditions of a definitive agreement to be negotiated. On May 4, 1999, Parent's counsel sent to the Company and its counsel a proposed merger agreement setting forth the basis upon which Parent would be prepared to proceed with a transaction to acquire the Company.

     The Board of Directors of the Company met on May 4, 1999. In this meeting, the Board authorized a committee composed of certain directors and officers of the Company to continue negotiating a transaction in which Royal Philips or Parent would acquire the Company at a purchase price of $4.00 per Share, subject to the further review by the Board of all of the material terms of the transaction.

     Between May 6 and May 8, 1999, Mr. Havering, Mr. Robinson and the legal advisors of Parent and the Company negotiated the terms of the Merger Agreement. In addition, during this period, Mr. Havering and representatives of the Royal Philips Business Electronics division, Philips Speech Processing business unit and Parent met with Mr. Foster, Ms. Terry, Mr. Larkin and Dr. Thomas Schalk, Chief Technical Officer of the Company, regarding their employment with the Company after an acquisition by Parent and the Purchaser.

     On May 9, 1999, the negotiations of the Merger Agreement were completed and the Merger Agreement was finalized. In addition, the negotiations regarding the terms of employment of each of Mr. Foster, Dr. Schalk and Ms. Terry were completed and final terms were agreed upon. Later on May 9, 1999, the Board of Directors of the Company unanimously adopted the Merger Agreement and approved the transactions contemplated therein. Shortly thereafter, the Merger Agreement was executed and delivered. A short time later, the employment agreements with Mr. Foster, Dr. Schalk and Ms. Terry were executed and delivered.

  Employment Agreements

     Prior to the execution of the Merger Agreement, the Company had entered into a severance agreement with its former chief executive officer, Mr. Peter J. Foster, and an employment agreement with Dr. Thomas B. Schalk which provided for, among other things, the payment of severance amounts and benefits upon certain terminations of employment in connection with a change in control of the Company. Pursuant to Mr. Foster's severance agreement, Mr. Foster will receive a payment of $75,000 upon the successful purchase of Shares pursuant to the Offer (the "Effective Date") in consideration for his services in the negotiations with Royal Philips relating to the Offer.

     As of the Effective Date, any prior agreements between the Company and Mr. Foster and Dr. Schalk, respectively, will be superseded by new employment agreements entered into with Parent in connection with the Merger (except with respect to any amounts that remain due and owing under such agreements based on events occurring prior to the Effective Date). In connection with the Merger, Ms. Kim S. Terry also entered into an employment agreement with Parent on similar terms. The defined term "Parent" as used in this description of employment agreements includes the subsidiary of Parent with which the executive is employed during the employment term. The new employment agreements have two-year terms (the "Term") commencing on the Effective Date. Copies of the new employment agreements are filed as Exhibits (c)(2), (c)(3) and (c)(4) to the Tender Offer Statement on Schedule 14D-1 to which this Offer to Purchase is an exhibit and are incorporated herein by reference and the following summary is qualified in its entirety by reference to such agreements.

     Pursuant to the new employment agreements, Mr. Foster will serve as Senior Vice President of the surviving company in the Merger, Dr. Schalk will serve as Senior Vice President and Chief Technical Officer of the surviving company in the Merger and Ms. Terry will serve as the Vice President-Operations and Finance of the surviving company in the Merger, with base salaries of $230,000, $180,000 and $160,000, respectively. Each of them will be entitled to an annual bonus upon achievement of certain targets with a target bonus opportunity of $90,000 for Mr. Foster and 30% of the base salary for Dr. Schalk and Ms. Terry. The actual bonus paid may be higher or lower than the target bonus (subject to a minimum of $20,000 for Dr. Schalk in the first year of the term) depending upon performance. Mr. Foster will also receive a discretionary expense account of up to $30,000 for each 12-month period during the Term for expenses relating to his position.

     Each of these three executive officers will be eligible to participate in a long-term incentive plan (the "LTIP") during the Term of his or her employment. Under the LTIP, each executive will receive a guaranteed payment equal to 50% of $260,000 for Mr. Foster and 50% of the applicable base salary as of June 1999 for Dr. Schalk and Ms. Terry, payable in three substantially equal installments if the officer is actively employed by Parent on the date which is
(A) six months following the Effective Date, (B) 12 months following the Effective Date and (C) 18 months following the Effective Date, respectively, one such installment to be paid following each of the dates described in clauses
(A), (B) and (C) above if the employment condition has been satisfied on such date. Under the LTIP, each officer will have the opportunity to earn an additional long-term incentive payment equal of to 25% of $260,000 for Mr. Foster and 25% of the applicable base salary as of June 1999 for Dr. Schalk and Ms. Terry if certain business synergies and objectives are achieved during the 18-month period following the Effective Date and the executive remains actively employed by Parent 18 months following the Effective Date.

     Under the employment agreements, if an executive's employment is terminated by Parent without cause or if the executive terminates his or her employment upon a material breach (as those terms are defined in employment agreements), Parent will pay to the executive (A) base salary accrued through the date of termination and (B) a payment equal to his or her base salary payable for the greater of (i) the remainder of the Term, or (ii) 12 months (18 months, in the case of Dr. Schalk) (the "Coverage Period"), and (C) a payment equal to the sum, pro-rated through the date of termination, of (i) the Target Bonus for the calendar year in which the termination occurs, and (ii) the guaranteed payment under the LTIP. Mr. Foster will continue to receive his discretionary expense account during the Coverage Period. In consideration of these payments, the executive officers have agreed, among other things, not to engage in competition with the Company for a period of 12 months (24 months in the case of Dr. Schalk) following the termination of such executive's employment.

  Effect of the Merger on Employee Benefit and Stock Plans

     In addition to the provisions relating to employment agreements described above, the Merger Agreement contemplates that certain additional actions will be taken in respect of employee benefit and stock plans in which executive officers of the Company are eligible to participate. Parent shall cause the Company (or if the Purchaser is the surviving entity in the Merger, the Purchaser) for a period of one year following the Merger to provide benefits (other than stock-related benefits) to Company employees that are in the aggregate substantially comparable to those provided by the Company prior to the Merger.

     In accordance with the Merger Agreement, the Company will take all necessary action to cause each option to purchase Shares (whether or not exercisable) to be surrendered and canceled as of the effective time of the Merger for a cash payment equal to the excess, if any, of the consideration paid in the Merger (which is the same amount per Share to be paid in the Offer) over the per Share exercise price of the option multiplied by the number of Shares subject to the option. Notwithstanding the foregoing, 200,000 options held by Mr. Larkin shall be canceled and surrendered without consideration therefor.

11.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement (and provided that the Purchaser shall not be obligated to accept for payment any Shares until expiration or termination of all applicable waiting periods under the HSR Act), the Purchaser
(x) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (y) may delay the acceptance for payment of or (subject to such rules and regulations, including Rule 14e-1(c)) payment for, any tendered Shares, in each case if a majority of the total Shares outstanding on a fully diluted basis and as will permit the Purchaser to effect the Merger without the vote of any person other than the Purchaser shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), or, if on or after the date of the Merger Agreement, and at or before the time of acceptance for payment of any of such Shares, any of the following events shall occur:

          (a) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement;

          (b)(i) any of the representations and warranties of the Company set forth in this Agreement that are qualified by materiality or by Material Adverse Effect (as defined in the Merger Agreement) shall not have been true and correct as of the date of the Merger Agreement or shall not be true and correct on the Expiration Date of the Offer (and any extensions thereof) as though made on and as of such date or (ii) except for such inaccuracies as, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect, the representations and warranties of the Company set forth in the Merger Agreement that are not qualified by materiality or by Material Adverse Effect, shall not have been true and correct as of the date of the Merger Agreement or shall not be true and correct as of the expiration date of the Offer (and any extensions thereof) as though made on and as of such date;

          (c) there shall be threatened, instituted or pending any action, litigation or proceeding (hereinafter, an "Action") by any governmental entity: (i) challenging the acquisition by Parent or the Purchaser of Shares or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitations on Parent's, the Purchaser's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or the business or assets of any significant subsidiary of Royal Philips, or to compel Parent or the Purchaser to dispose of or hold separate all or any portion of Parent's or the Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger; (iii) seeking to impose material limitations on the ability of Parent or the Purchaser effectively to acquire or hold, or to exercise full rights of ownership of, the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company; or (iv) that, in any event, would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect;

          (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger, or any other action shall have been taken, proposed or threatened, by any court or other governmental entity, that is reasonably expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (iv) of paragraph (c) above;

          (e)(i) the Company's stockholders' equity as determined on a consolidated basis in accordance with U.S. GAAP shall be less than $6,000,000 or (ii) Parent shall not have received a certificate signed by the Chief Executive Officer and the Vice President Finance of the Company, dated the Expiration Date of the Offer, certifying that the Company's stockholders' equity determined on consolidated basis in accordance with U.S. GAAP is greater than or equal to $6,000,000;

          (f) any change or development shall have occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect; or

          (g) the Merger Agreement shall have been terminated by the Company or Parent or the Purchaser in accordance with its terms;

which, in the reasonable judgment of Parent and the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions may be asserted by Parent or the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition. The conditions set forth in paragraphs (a) through (g) above are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion.

     A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

     Even if all of the Offer Conditions have been satisfied pursuant to the Merger Agreement, the Purchaser has the right, without the consent of the Company, to extend the Offer for a period of up to 30 business days if it reasonably determines that such an extension is appropriate in order to enable it to purchase at least 90% of the outstanding Shares in the Offer.

12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER

  Purpose of the Offer

     The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

     If the Purchaser acquires over 50% of the outstanding Shares (on a fully-diluted basis) pursuant to the Offer, it will have the vote necessary under Delaware law to approve the Merger of the Purchaser with and into the Company, or at the option of Parent, of the Company with and into the Purchaser. Therefore, if at least 8,466,094 Shares are acquired pursuant to the Offer or otherwise, the Purchaser will be able to and intends to effect the Merger without a meeting of stockholders. Under the DGCL, if the Purchaser owns at least 90% of the outstanding Shares, the Purchaser could effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company.

     If the Purchaser acquires Shares pursuant to the Offer, the Purchaser intends to conduct a detailed review of the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and the responsibilities and qualification of the Company's management and personnel and consider what, if any, changes the Purchaser deems desirable in light of the circumstances which then exist. The Purchaser does not presently contemplate any major changes in the operations of the Company.

  The Merger

     The Merger Agreement provides that the closing of the Merger will take place on the first business day on which the last to be satisfied or waived of the conditions set forth in the Merger Agreement shall be satisfied or waived, or at such other place and time and/or on such other date as the Company and Parent may agree. Upon consummation of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by the Parent Companies or Shares held by Dissenting Stockholders) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the price paid per Share pursuant to the Offer.

     The description of the Merger and the Merger Agreement included herein is qualified by reference to the Merger Agreement which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 to which this Offer to Purchase is an exhibit.

  Vote Required to Approve Merger

     The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described above is not available, by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is adoption of the Merger Agreement by such stockholders if the "short form" merger procedure described above is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to adopt the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     THE MERGER AGREEMENT PROVIDES THAT IF ANY TAKEOVER STATUTE IS OR SHALL BECOME APPLICABLE TO THE TRANSACTIONS CONTEMPLATED THEREBY, THE COMPANY AND THE BOARD OF DIRECTORS OF THE COMPANY MUST GRANT SUCH APPROVALS AND TAKE SUCH ACTIONS AS ARE NECESSARY SO THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT MAY BE CONSUMMATED AS PROMPTLY AS PRACTICABLE ON THE TERMS CONTEMPLATED THEREBY AND OTHERWISE ACT TO ELIMINATE THE EFFECTS OF SUCH STATUTE OR REGULATION ON THE TRANSACTIONS CONTEMPLATED THEREBY.

  Conditions to the Merger

     The obligations of the Company, the Purchaser and Parent to effect the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including (i) the purchase by the Purchaser, Parent or their affiliates of Shares pursuant to the Offer, (ii) the receipt of stockholder approval, if required, (iii) no statute, rule or regulation shall have been enacted or promulgated by any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; and (iv) clearance from the appropriate agencies pursuant to the HSR Act shall have been obtained or the waiting period thereby shall have expired or been terminated. In addition, Parent and the Purchaser's obligations to effect the Merger are subject to the further conditions that (i) the representations and warranties contained in the Merger Agreement are true in all material respects as of the time of the Merger, except with respect to changes permitted by the Merger Agreement, (ii) the Company shall have fulfilled its obligations under the Merger Agreement with respect to employee benefits and benefit plans and (iii) holders of not more than five percent of the outstanding Shares shall have exercised appraisal rights under Section 262 of the DGCL.

  Acquisition Proposals

     The Merger Agreement provides that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives not to, directly or indirectly initiate, solicit, encourage or otherwise facilitate, any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of more than 15% (on a fair market value basis) of the assets of the Company and its subsidiaries on a consolidated basis, or any purchase of, or tender offer for, more than 15% of any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), except that the Company shall have the right, if, and only to the extent that, the Company's Board of Directors concludes in good faith after consultation with outside legal counsel that such actions are required to comply with the fiduciary duties of the Company's Board of Directors under applicable law in response to a bona fide, written Acquisition Proposal not solicited on or after the date of the Merger Agreement, to engage in negotiations concerning, provide confidential information or data to, or have discussions with, any person relating to an Acquisition Proposal. The Company has agreed to notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company or any of its subsidiaries.

  Termination of the Merger Agreement

     The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Merger, before or after approval by holders of Shares: (a) by the mutual consent of Parent (also acting on behalf of the Purchaser) and the Company, by action of their respective Boards of Directors; or (b) by action of the Board of Directors of either Parent or the Company if (i) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to September 15, 1999; provided, however, that such right to terminate the Merger Agreement shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any Offer Condition or (ii) any governmental entity shall have issued an Order which shall have become final and non-appealable.

     In addition, the Merger Agreement may be terminated by action of the Board of Directors of Parent, if (x) (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements under the Merger Agreement or (ii) a representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall thereafter become inaccurate, except for such inaccuracies which, when taken together (in each case without regard to any qualification as to materiality or a Material Adverse Effect contained in the applicable representations and warranties) would not reasonably be likely to have a Material Adverse Effect, and, with respect to any such breach, failure to perform or inaccuracy that can be remedied, the breach, failure or inaccuracy is not remedied within 15 business days after the giving of written notice of such breach, failure or inaccuracy to the Company; (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have adopted or recommended any Acquisition Proposal, or the Board of Directors of the Company, upon request by Parent, shall fail to reaffirm such approval or recommendation within 10 business days after such request if an Acquisition Proposal is pending, or shall have resolved to do any of the foregoing; or (z) if the Company or any of the other persons or entities shall have initiated, solicited or otherwise facilitated another Acquisition Proposal for the Company other than solely to fulfill fiduciary obligations under applicable law as advised in writing by counsel.

     The Merger Agreement may also be terminated by action of the Board of Directors of the Company, (x) if Parent or the Purchaser (or another Parent Company) (i) shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in the Merger Agreement (other than any immaterial covenants or agreements) and, with respect to any such breach that can be remedied within 15 business days after the Company has provided Parent with written notice of such breach, or (ii) shall have failed to commence the Offer within the time agreed upon in the Merger Agreement or (y) if (i) the Board of Directors of the Company receives a written offer not solicited on or after the date of the Merger Agreement, with respect to a merger, reorganization, share exchange, consolidation or sale of all or substantially all of the Company's assets or a tender or exchange offer not solicited on or after the date hereof for more than 50% of the outstanding Shares is commenced, and with respect to which the Board of Directors of the Company concludes in good faith, after consultation with an independent financial advisor and its outside counsel, that approval, acceptance or recommendation of such transaction is required by the fiduciary duties of the Company's Board of Directors under applicable law (any such transaction, a "Superior Proposal") and (ii) the Company has given Parent three business days' prior written notice of its intention to terminate the Merger Agreement to accept the Superior Proposal, which notice shall indicate the name of the person making such Superior Proposal and the material terms of such Superior Proposal, and Parent shall have failed to offer to amend the Offer so that it is at least as favorable to the stockholders of the Company as the Superior Proposal.

  Termination Payments

     The Merger Agreement provides that if (x)(i)(A) the Offer shall have remained open for a minimum of at least 20 business days, (B) after the date of the Merger Agreement, any corporation, partnership, person, other entity or group other than Parent or the Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of 15% or more of the outstanding Shares or made any Acquisition Proposal, and (C)(1) the Minimum Condition shall not have been satisfied or (2) the Offer is terminated by Parent due to a breach of the Company's obligations with respect to initiating or soliciting other Acquisition Proposals or because September 15, 1999 has passed without the purchase of any Shares pursuant to the Offer; or (ii) Parent shall have terminated the Merger Agreement as a result of the board of directors of the Company having withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or having adopted or recommended another Acquisition Proposal or having failed to reaffirm its approval or recommendation within 10 business days after a request if an Acquisition Proposal is pending; or (iii) the Company shall have terminated the Merger Agreement after having received a Superior Proposal and having given Parent three days' notice of its intent to terminate and Parent shall have failed to amend the Offer to match the Superior Proposal; and (y) within 18 months of such termination (or the Expiration Date of the Offer in the case of (C)(1) above), the Company consummates an Acquisition Proposal, then, upon consummation of such Acquisition Proposal, the Company shall promptly, but in no event later than five business days after the date of a request by Parent for payment of such fee, pay Parent a fee of $2,000,000, plus all documented fees and expenses incurred by Parent or the Purchaser in connection with the Merger Agreement, the Offer and the Merger up to a maximum amount of $1,000,000.

  Treatment of Stock Options

     The Merger Agreement provides that prior to the Merger, the Company shall take all actions as may be necessary such that at the effective time of the Merger, each stock option outstanding pursuant to the Company's stock option plans ("Option"), whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the excess, if any, of the per Share consideration paid in the Merger over the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option, less all applicable withholding taxes. Such payment shall be made by the Company as soon as administratively feasible after the Merger.

  Treatment of Warrants

     In the Merger, each outstanding warrant to purchase Shares which has not been exercised at the time of the Merger will be treated in accordance with the terms of each individual warrant.

  Treatment of Other Employee Benefits

     The Merger Agreement provides that, for a period of one year following the Merger, it will cause the Company to continue to provide employees with benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company) which in the aggregate are substantially comparable to the benefits provided by the Company to such employees immediately prior to the Merger, provided that employees covered by collective bargaining agreements need not be provided such benefits.

  Composition of the Board of Directors

     If requested by Parent, the Company will, subject to compliance with applicable law, immediately following the acceptance for payment of, and payment by the Purchaser for, more than 50% of the outstanding Shares (on a fully diluted basis) pursuant to the Offer, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons (after all such actions have been taken) equals at least that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the Board of Directors multiplied by (y) the percentage that the number of Shares so accepted for payment and paid for plus any Shares beneficially owned by Parent or its affiliates on the date of the Merger Agreement bears to the number of Shares outstanding at the time of such payment. In furtherance thereof, if requested by Parent, the Company will increase the size of the Board, or use its best efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Company's Board of Directors; provided, however, that prior to the effective time of the Merger, the Company's Board of Directors shall always have at least one member who is not an officer, designee, stockholder or affiliate of Parent or Parent's affiliates.

  Conduct of Business of the Company

     Pursuant to the Merger Agreement, the Company has agreed that, prior to the Merger, unless consented to in writing by Parent, it and each of its subsidiaries will conduct its business only in the ordinary and usual course and will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates.

  Prohibited Actions by the Company

     Under the Merger Agreement, the Company has agreed that, prior to the Merger, unless consented to in writing by Parent, neither it nor any of its subsidiaries will:

          (a) (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify the outstanding Shares; or
     (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

          (b) (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Company stock option plans, Shares issuable upon exercise of warrants to purchase Shares or Shares issuable pursuant to the terms of the Company's Stock Purchase Plan; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; or (iv) authorize capital expenditures individually or in the aggregate in excess of $200,000 or make any acquisition of, or investment in, assets or stock of any other person or entity;

          (c) other than (i) the employment agreements entered into in connection with the Merger Agreement, (ii) as required by law, (iii) as required under a plan existing as of the date of the Merger Agreement, (iv) as specifically provided in the Merger Agreement, (A) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or such subsidiaries; or (B) establish, adopt, enter into, make any new grants or awards (or accelerate the vesting or increase the value of any benefit) under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (d) settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims;

          (e) make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary and usual course of business;

          (f) (i) terminate the employment of any employee who is covered by a change in control, employment, termination or similar agreement, except for Cause (as defined in such agreements) or (ii) permit circumstances to exist that would provide such employee with Good Reason (as defined in such agreements) to terminate employment;

          (g) hire any new employees except in the ordinary and usual course of business;

          (h) permit any person not participating in the Company's Stock Purchase Plan as of the date of the Merger Agreement to participate in such plan or permit any present participant in the Company's Stock Purchase Plan to increase his or her percentage contribution under such plan; or

          (i) authorize or enter into an agreement to do any of the foregoing.

  Indemnification of Officers and Directors

     The Merger Agreement provides that from and after the Merger, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, determined as of the effective time of the Merger (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in such person's capacity as a director or officer of the Company in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Merger, whether asserted or claimed prior to, at or after the Merger, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of the Merger Agreement to indemnify such person. The Merger Agreement also provides that the surviving corporation in the Merger shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of two years after the Merger so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or canceled during such two year period, the surviving corporation in the Merger will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Current Premium. In the Merger Agreement, the Company represented to Parent that the Current Premium is $75,000. Notwithstanding the foregoing, the Surviving Corporation may replace the D&O Insurance with coverage provided by Parent's D&O insurer with respect to events occurring on or prior to the Merger so long as the coverage provided by Parent's D&O policy with respect to such events are, in the aggregate, substantially the same as, or more favorable than, the D&O Insurance with respect to such events.

  Appraisal Rights

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such holder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses such holder's right to appraisal as provided in the DGCL, each Share of such stockholder will be converted into the right to receive the per Share amount paid by the Purchaser in the Offer in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of such holder's demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Rule 13e-3

     The Merger would have to comply with any applicable federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

13.  SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by Parent) pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $60 million. The Purchaser will obtain these funds from Royal Philips, either directly or indirectly, or via other subsidiaries of Royal Philips, through loans, advances or capital contributions. Any loan from Royal Philips to the Purchaser, its indirect wholly owned subsidiary, would be made at arm's length interest rates that Royal Philips customarily uses for its intercompany transactions. It is currently anticipated that such funds will be generated internally from cash reserves of Royal Philips and its subsidiaries. No final decisions have been made, however, concerning the method Royal Philips will employ to obtain such funds. Such decisions, when made, will be based on Royal Philips' review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

14.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in Section 12 without the consent of Parent. Nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after the date of the Merger Agreement, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options and warrants outstanding as of the date of the Merger Agreement or Shares issuable pursuant to the Company Stock Purchase Plan, then, subject to the provisions of Section 11 above, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Merger Consideration and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 11 above, (1) the per Share price to be paid in the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire per Share price to be paid in the Offer or deduct from such price the amount or value thereof, as determined by the Purchaser in its sole discretion.

15.  CERTAIN LEGAL MATTERS

  General

     Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions set forth in
Section 11.

  Antitrust Compliance

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser is subject to these requirements.

     Pursuant to the HSR Act, Parent intends to file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on May 18, 1999. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on June 2, 1999, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the

Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. Section 11 of this Offer to Purchase contains a description of certain conditions to the Offer that could become applicable in the event of such a challenge.

     Neither Parent, the Purchaser nor the Company believes that the antitrust and competition laws of certain other foreign jurisdictions require notification of the transaction or the observance of pre-consummation waiting periods.

  State Takeover Laws

     A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "control shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore,
Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     Based on information supplied by the Company, the Purchaser does not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered.

  Exon-Florio

     Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio"), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States ("CFIUS"), which is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors and which has been selected by the President to administer Exon-Florio, either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS.

     A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. Neither Royal Philips nor the Purchaser believes that the Offer or the Merger threatens to impair the national security of the United States and neither Royal Philips nor the Purchaser intends to notify CFIUS of the proposed transaction.

16.  FEES AND EXPENSES

     The Purchaser has retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and the Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     The Purchaser and Parent have filed with the SEC a Statement on Schedule 14D-1 pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in
Section 8.

     No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          VULCAN MERGER SUB, INC.

May 14, 1999

                                                                      SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
            ROYAL PHILIPS, PHILIPS HOLDING, PARENT AND THE PURCHASER

     The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Royal Philips, Philips Holding, Parent and the Purchaser.

    DIRECTORS AND EXECUTIVE OFFICERS OF KONINKLIJKE PHILIPS ELECTRONICS N.V.
                          (ROYAL PHILIPS ELECTRONICS)*

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND BUSINESS ADDRESS           OFFICE(S)                   FIVE-YEAR EMPLOYMENT HISTORY
--------------------------          ---------          ----------------------------------------------
Cor Boonstra..............  President; Chairman of     President, Chairman of the Board of Management
                            the Board of Management    and the Group Management Committee of Royal
                            and Group Management       Philips Electronics. Chairman of Philips
                            Committee                  Lighting Division from 1994 to 1995. Prior to
                                                       1999, Member of the Supervisory Board of
                                                       PolyGram N.V. Currently, Member of the
                                                       Supervisory Board of Sara Lee DE N.V., Vendex
                                                       International N.V., Hunter Douglas
                                                       International N. V., Technical University
                                                       Eindhoven. Member of the Board of Directors of
                                                       The Seagram Company Ltd.
Jan H.M. Hommen...........  Executive Vice-President;  Executive Vice-President, Member of the Board
                            Member of the Board of     of Management and the Group Management
                            Management and the Group   Committee and Chief Financial Officer of Royal
                            Management Committee;      Philips Electronics. Prior to 1997, Chief
                            Chief Financial Officer    Financial Officer of Alcoa International
                                                       Holdings Co. From 1997 to 1999, Member of the
                                                       Supervisory Board of PolyGram N.V.
Adri Baan.................  Executive Vice-President;  Executive Vice-President, Member of the Board
                            Member of the Board of     of Management, the Group Management Committee,
                            Management and the Group   and Chairman of The Consumer Electronics
                            Management Committee;      Division of Royal Philips Electronics. Prior
                            Chairman of the Consumer   to 1998, Chairman of the Philips Business
                            Electronics Division       Electronics Division of Royal Philips
                                                       Electronics.
Arthur P.M. van der
  Poel....................  Executive Vice-President;  Executive Vice-President, Member of the Board
                            Member of the Board of     of Management, Member of the Group Management
                            Management and the Group   Committee and Chairman of the Semiconductors
                            Management Committee;      Division of Royal Philips Electronics. Member
                            Chairman of the            of the Board of Directors of Taiwan
                            Semiconductors Division    Semiconductor Manufacturing Company Ltd.

---------------

* Each person has a business address at Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, The Netherlands and is a citizen of The Netherlands, unless a different address and/or citizenship is indicated under his or her name.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND BUSINESS ADDRESS           OFFICE(S)                   FIVE-YEAR EMPLOYMENT HISTORY
--------------------------          ---------          ----------------------------------------------
Y.C. Lo...................  Executive Vice-President;  Executive Vice-President, Member of the Board
  Republic of China         Member of the Board of     of Management, Member of the Group Management
                            Management and the Group   Committee and, prior to 1999, Chairman of the
                            Management Committee       Components Division of Royal Philips
                                                       Electronics. Prior to 1996, Chairman of the
                                                       Board of Directors of Philips Taiwan Ltd and
                                                       Member of the Board of Directors of Taiwan
                                                       Semiconductor Manufacturing Company Ltd.
John W. Whybrow...........  Executive Vice-President;  Executive Vice-President, Member of the Board
  United Kingdom            Member of the Board of     of Management, Member of the Group Management
                            Management and the Group   Committee and Chairman of the Lighting
                            Management Committee;      Division of Royal Philips Electronics. Since
                            Chairman of the Lighting   1997, Director of Wolseley PLC.
                            Division
Roel Pieper...............  Executive Vice-President;  Executive Vice-President, Member of the Board
                            Member of the Board of     of Management and Member of the Group
                            Management and the Group   Management Committee. Chief Executive Officer
                            Management Committee       of Tandem Computers from 1996 to 1997 and
                                                       Chief Executive Officer of Ungermaan-Bass from
                                                       1993 to 1995.
Ad H.A. Veenhof...........  Member of the Group        Member of the Group Management Committee,
                            Management Committee;      Chairman of the Domestic Appliances and
                            Chairman of the Domestic   Personal Care Division of Royal Philips
                            Appliances and Personal    Electronics. Prior to 1996, Member of the
                            Care Division              Management of Philips Consumer Electronics.
Hans M. Barella...........  Member of the Group        Member of the Group Management Committee of
                            Management Committee;      Royal Philips Electronics. Chairman and Member
                            Chairman of the Medical    of the Management Committee of the Medical
                            Systems Division           Systems Division of Royal Philips Electronics.
Fred B. Bok...............  Member of the Group        Member of the Group Management Committee and
                            Management Committee;      Chairman of the Business Electronics Division
                            Chairman of the Business   of Royal Philips Electronics. Member of the
                            Electronics Division       Board of Directors of FEI Company of the
                                                       United States and Member of the Supervisory
                                                       Board of Toolex International B.V. Prior to
                                                       April 1998, Chairman of the Philips Industrial
                                                       Electronics Division.
Gerard J. Kleisterlee.....  Member of the Group        Member of the Group Management Committee and
                            Management Committee;      Chairman of the Components Division of Royal
                            Chairman of the            Philips Electronics. Member of the Board of
                            Components Division        Directors of Taiwan Semiconductor
                                                       Manufacturing Company Ltd. Prior to January 1,
                                                       1999, Chairman of the Philips Taiwan Ltd.
Jan P. Oosterveld.........  Member of the Group        Member of the Group Management Committee and
                            Management Committee;      Senior Director of Corporate Strategy of Royal
                            Senior Director of         Philips Electronics. Prior to 1997, Management
                            Corporate Strategy.        of Philips Key Modules.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND BUSINESS ADDRESS           OFFICE(S)                   FIVE-YEAR EMPLOYMENT HISTORY
--------------------------          ---------          ----------------------------------------------
Arie Westerlaken..........  Member of the Group        Member of the Group Management Committee,
                            Management Committee;      General Secretary, Chief Legal Officer and
                            General Secretary; Chief   Secretary to the Board of Management of Royal
                            Legal Officer; Secretary   Philips Electronics. Member of the Supervisory
                            to the Board of            Board of ASM Lithography Holding N.V. From
                            Management                 1990 to 1994, Chief Legal Officer of DAF N.V.
Nico J. Bruijel...........  Member of the Group        Member of the Group Management Committee
                            Management Committee       responsible for Corporate Human Resources
                            responsible for Corporate  Management of Royal Philips Electronics.
                            Human Resources            Member of the Supervisory Board of Business
                            Management                 Creation Europe B.V. Prior to July 1998,
                                                       General Management of Philips Japan. Prior to
                                                       1996, Management of Philips Lighting Division.
Ad Huijser................  Member of the Group        Member of the Group Management Committee and
                            Management Committee and   Head of Corporate Research of Royal Philips
                            Head of Corporate          Electronics. Prior to 1999, Managing Director
                            Research                   of Philips Research Coordination. Prior to
                                                       1998, Manager of Philips Multimedia Center.
                                                       Prior to 1996, Chairman of the Management
                                                       Committee of the Philips Research
                                                       Laboratories.
L.C. van Wachem...........  Chairman of the            Retired. Member of the Supervisory Board of
                            Supervisory Board          Royal Philips Electronics since 1993. Member
                                                       of the Supervisory Boards of N.V. Koninklijke
                                                       Nederlandsche Petroleum Maatschappij, ABB Asea
                                                       Brown Boveri Ltd., Akzo Nobel N.V., Bayer AG,
                                                       BMW AG, and Zurich Versicherungs-Gruppe;
                                                       Member of the Board of Directors of IBM
                                                       Corporation, ATCO Ltd, and Credit Suisse
                                                       Holding.
W. de Kleuver.............  Vice-Chairman and          Retired. Member of the Supervisory Board of
                            Secretary of the           Royal Philips Electronics since 1998. Prior to
                            Supervisory Board          September 1998, Executive Vice-President,
                                                       Member of the Board of Management and the
                                                       Group Management Committee of Royal Philips
                                                       Electronics. Prior to 1996, Member of the
                                                       Group Management Committee and Chairman of the
                                                       Components Division of Royal Philips
                                                       Electronics.
W. Hilger.................  Member of the Supervisory  Retired. Member of the Supervisory Board of
  Germany                   Board                      Royal Philips Electronics since 1990. Prior to
                                                       1994, Chairman of the Board of Management of
                                                       Hoechst A.G. Currently, Member of the
                                                       Supervisory Boards of Dresdner Bank A.G.,
                                                       Mannesmann AG, Alusuisse Lonza, Huls AG, IBM
                                                       Deutschland GmbH; Chairman of the Supervisory
                                                       Boards of Victoria Versicherung AG and
                                                       Victoria Lebensversicherung AG.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND BUSINESS ADDRESS           OFFICE(S)                   FIVE-YEAR EMPLOYMENT HISTORY
--------------------------          ---------          ----------------------------------------------
C.J. Oort.................  Member of the Supervisory  Retired. Member of the Supervisory Board of
                            Board                      Royal Philips Electronics since 1995. Chairman
                                                       of the Supervisory Boards of Royal Dutch
                                                       Airlines KLM and the Robeco group; Member of
                                                       the Supervisory Boards of KPN Koninklijke PTT
                                                       Nederland (KPN and TPG since June 26, 1998),
                                                       Northern Telecom International Finance, BCE
                                                       Telecom International Holdings, BCE Tele-
                                                       Direct Publications International, Hoogenbosch
                                                       Retail Group; Member of the Board of Stichting
                                                       HBG, Stichting Koninklijke Nedlloyd, Stichting
                                                       Koninklijke van Ommeren; Advisory Board Member
                                                       of Price Waterhouse (the Netherlands). Prior
                                                       to 1995, Professor of Economics, University of
                                                       Maastricht.
L. Schweitzer.............  Member of the Supervisory  Member of the Supervisory Board of Royal
  34 Quai du Point du Jour  Board                      Philips Electronics since 1997. Chairman and
  BP 103 92109                                         Chief Executive Officer of La Regie Nationale
  Boulogne                                             des Usines Renault; Member of the Boards of
  Bilancourt                                           Pechiney, Banque Nationale de Paris, Credit
  Cedex, France                                        National, and I.F.R.I.
  France
Sir Richard Greenbury.....  Member of the Supervisory  Member of the Supervisory Board of Royal
  United Kingdom            Board                      Philips Electronics since 1998. Chairman and
                                                       CEO of Marks & Spencer plc and former
                                                       non-executive member of the Board of Directors
                                                       of Lloyds TSB, ICI and Zeneca.
J.M. Hessels..............  Member of the Supervisory  Member of the Supervisory Board of Royal
                            Board                      Philips Electronics since 1999. Chief
                                                       Executive Officer of Vendex International N.V.
                                                       Member of the Supervisory Boards of
                                                       Koninklijke Van Ommeren N.V., Amsterdam
                                                       Exchanges N.V., Amsterdam Airport Schiphol
                                                       N.V., Staal Bankiers N.V. and BAM Holding N.V.

         DIRECTORS AND EXECUTIVE OFFICERS OF PHILIPS HOLDING USA INC.*

NAME, BUSINESS ADDRESS AND                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
CITIZENSHIP                           OFFICE(S)                     FIVE-YEAR EMPLOYMENT HISTORY
--------------------------            ---------            ----------------------------------------------
John T. Losier............  Chairman of the Board;         President and Chief Executive Officer of
                            President; Director            Philips Electronics North America Corporation
                                                           since November 1, 1998. Prior to that time,
                                                           Vice President of Global Accounts at Compaq
                                                           and Senior Vice President of Worldwide Sales,
                                                           Marketing, Services and Support at Tandem
                                                           Computers.
William E. Curran.........  Senior Vice President --       Senior Vice President and Chief Financial
                            Finance; Treasurer             Officer of Philips Electronics North America
                                                           Corporation since February, 1996. Prior to
                                                           that time, Vice President, Chief Operating
                                                           Officer and Chief Financial Officer of Philips
                                                           Medical Systems.
Belinda W. Chew...........  Senior Vice President;         Senior Vice President, General Counsel and
                            Secretary                      Secretary of Philips Electronics North America
                                                           Corporation since January 1999. Prior to that
                                                           time, General Counsel of Philips Consumer
                                                           Communications L.P. Prior to October 1997,
                                                           Counsel of Philips Electronics North America
                                                           Corporation.
Paul S. Friedlander.......  Assistant Secretary            Vice President, Tax and Customs Administration
                                                           of Philips Electronics North America
                                                           Corporation.

---------------

* Each person has a business at 1251 Avenue of the Americas, New York, NY 10020 and is a citizen of U.S.A., unless a different address and /or citizenship is indicated under his or her name.

     DIRECTORS AND EXECUTIVE OFFICERS OF PHILIPS ELECTRONICS NORTH AMERICA
                                  CORPORATION*

NAME, BUSINESS ADDRESS                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
AND CITIZENSHIP                 OFFICE(S)                    FIVE-YEAR EMPLOYMENT HISTORY
----------------------          ---------           ----------------------------------------------
John T. Losier            Chairman of the Board;    President and Chief Executive Officer of
                          President; Chief          Philips Electronics North America Corporation
                          Executive Officer;        since November 1, 1998. Prior to that time,
                          Director                  Vice President of Global Accounts at Compaq
                                                    and Senior Vice President of Worldwide Sales,
                                                    Marketing, Services and Support at Tandem
                                                    Computers.
William E. Curran         Senior Vice President     Senior Vice President and Chief Financial
                          and Chief Financial       Officer of Philips Electronics North America
                          Officer; Director         Corporation since February 1996. Prior to that
                                                    time, Vice President, Chief Operating Officer
                                                    and Chief Financial Officer of Philips Medical
                                                    Systems.
Belinda W. Chew           Senior Vice President;    Senior Vice President, General Counsel and
                          Secretary; General        Secretary of Philips Electronics North America
                          Counsel                   Corporation since January 1999. Prior to that
                                                    time, General Counsel of Philips Consumer
                                                    Communications L.P. Prior to October 1997,
                                                    Counsel of Philips Electronics North America
                                                    Corporation.
William A. Enser          Senior Vice President,    Senior Vice President, Business Development
                          Business Development      and Process Improvement of Philips Electronics
                          and Process               North America Corporation. Prior to January
                          Improvement               1998, President of Philips Electronic
                                                    Instruments Company, a division of Philips
                                                    Electronics North America Corporation.
Robert F. Matthews        Senior Vice President,    Senior Vice President, Human Resources of
                          Human Resources           Philips Electronics North America Corporation.
                                                    Prior to July 1994, Manager, Financial
                                                    Leadership Development and Human Resources of
                                                    General Electric Company.

---------------

* Each person has a business at 1251 Avenue of the Americas, New York, NY 10020 and is a citizen of U.S.A., unless a different address and/or citizenship is indicated under his or her name.

          DIRECTORS AND EXECUTIVE OFFICERS OF VULCAN MERGER SUB, INC.*

                                                                PRESENT PRINCIPAL OCCUPATION
 NAME, BUSINESS ADDRESS                                              OR EMPLOYMENT AND
    AND CITIZENSHIP                 OFFICE(S)                   FIVE-YEAR EMPLOYMENT HISTORY
 ----------------------             ---------                   ----------------------------
William E. Curran.......  President and Chief Executive  Senior Vice President and Chief Financial
                          Officer; Director              Officer of Philips Electronics North
                                                         America Corporation since February, 1996.
                                                         Prior to that time, Vice President, Chief
                                                         Operating Officer and Chief Financial
                                                         Officer of Philips Medical Systems.
Belinda W. Chew.........  Vice President and Secretary;  Senior Vice President, General Counsel and
                          Director                       Secretary of Philips Electronics North
                                                         America Corporation since 1999. Prior to
                                                         that time, General Counsel of Philips
                                                         Consumer Communications L.P. Prior to
                                                         October 1997, Counsel of Philips
                                                         Electronics North America Corporation.
Eric P. Coutinho........  Vice President and Treasurer   Director of the Corporate Legal Department
  Rembrandt Tower                                        at Royal Philips Electronics.
  Amstelplein 1
  1096 HA
  Amsterdam
  The Netherlands

---------------

* Each person has a business at 1251 Avenue of the Americas, New York, NY 10020 and is a citizen of U.S.A., unless a different address and/or citizenship is indicated under his or her name.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

          By Hand:                       By Mail:                 By Overnight Courier:
       CITIBANK, N.A.                 CITIBANK, N.A.                 CITIBANK, N.A.
   Corporate Trust Window              P.O. Box 685                   915 Broadway
 111 Wall Street, 5th Floor         Old Chelsea Station                 5th Floor
  New York, New York 10043       New York, New York 10113       New York, New York 10010

          By Facsimile Transmission (For Eligible Institutions Only):

                                 (212) 505-2248

                Confirm Receipt of Facsimile by Telephone Only:

                                 (800) 270-0808

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                Bankers and Brokers call collect: (212) 425-1685
                   All Others Call Toll Free: (800) 769-5414